Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

UQM TECHNOLOGIES, INC.

ARTICLE I

        The name of the corporation is UQM Technologies, Inc.

ARTICLE II

        The corporation shall have perpetual existence.

ARTICLE III

        The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of Colorado.

ARTICLE IV

        The authorized capital stock of the corporation is 175,000,000 shares of common stock with a par value of $.01 per share. The capital stock, after the amount of the subscription price has been paid in, shall not be subject to assessment to pay the debts of the corporation.

ARTICLE V

        Cumulative voting in the election of directors shall not be permitted.

ARTICLE VI

        The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, provided that the number of directors shall not be reduced to less than three.

ARTICLE VII

        Meetings of shareholders may be held at such time and place as the bylaws shall provide. At all meetings of shareholders, one-third of all shares entitled to vote shall constitute a quorum.

ARTICLE VIII

        Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by shareholders holding a majority of the then outstanding shares entitled to vote with respect to the subject matter thereof, subject to the provisions of the Colorado Business Corporation Act and the corporation's bylaws.

ARTICLE IX

        No shareholder in the corporation shall have the preemptive right to subscribe to any or all additional issues of stock and/or other securities of any or all classes of this corporation or securities convertible into stock or carrying stock purchase warrants, options or privileges.

ARTICLE X

        The corporation shall indemnify and advance expenses to any person who is or was a director of the corporation to the maximum extent now or hereafter permitted by the Colorado Business Corporation Act or any successor law. The corporation shall indemnify and advance expenses to any person who is or was an officer of the corporation to the same extent as if such person were a director. The corporation may, in its discretion, but shall not be obligated to, indemnify any person who is or was an officer, agent or employee of the corporation to a greater extent than a director. No amendment to or repeal of this Article shall adversely affect the rights of any person who is or was a director or officer of the corporation in respect of acts or omissions occurring prior to the effective date of the amendment or repeal

ARTICLE XI

        No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the amended and restated articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the restated and amended articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in these amended and restated articles of incorporation will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything in these articles of incorporation be construed to deprive any director of any right he may have for contribution from any other directors or other person.